Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Viking Therapeutics, Inc. on Form S-8 of our report dated February 27, 2020, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, appearing in the Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2019.

Our report on the financial statements refers to a change in the method of accounting for leases effective January 1, 2019.

/s/ Marcum LLP

Marcum llp

Costa Mesa, California

February 26, 2020